Exhibit 99.1

IHT receives NYSE MKT Increase Equity Compliance Notice

PHOENIX, Ariz., May 7, 2013 (GLOBE NEWSWIRE) -- On May 2, 2013, InnSuites Hospitality Trust (the "Trust") received a letter from the NYSE MKT LLC (f/k/a AMEX) (the "NYSE MKT") informing the Trust that the staff of the NYSE MKT's Corporate Compliance Department has determined that the Trust is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide due to the Trust having stockholders' equity of less than $6.0 million and net losses in five consecutive fiscal years as of January 31, 2013.

The NYSE MKT's letter provides that an additional plan of compliance is not required. The previous accepted plan submitted by the Trust on Feb. 6, 2013 anticipated and planned an equity increase to $6 million. The Trust may be able to continue its listing during the Plan Period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the Trust's plan.

The Trust continues to monitor its stockholders' equity and is reviewing potential actions that can and are being taken to increase its stockholders' equity to maintain compliance with the NYSE MKT's listing standards.

The matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements, including the Trust's continued listing on the NYSE MKT, are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. We can give no assurance that our expectations will be attained.

For more information visit: www.innsuitestrust.com or www.sec.gov.

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2014		Phone: 602-944-1500

FOR FURTHER INFORMATION:

Marc E. Berg, Executive Vice President
602-944-1500
email: mberg@innsuites.com

FOR IMMEDIATE RELEASE
May [7], 2013